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                                                                    EXHIBIT 99.6

                                    FORM OF

                          FUND DISTRIBUTION AGREEMENT

                                    Between

                           CHUBB AMERICA FUND, INC.

                                      and

                    JEFFERSON-PILOT INVESTOR SERVICES, INC.
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                               Table of Contents
                               -----------------


1.   Appointment of the Distributor                                  2

2.   Exclusive Nature of Duties                                      2

3.   Sale and Redemption of Shares of the Fund                       3

4.   Duties of the Fund                                              4

5.   Duties of the Distributor                                       5

6.   Independent Contractor                                          6

7.   Payment of Expenses                                             6

8.   Duration and Termination of This Agreement                      7

9.   Governing Law                                                   8

10.  Miscellaneous                                                   8
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                          FUND DISTRIBUTION AGREEMENT
                          ---------------------------

     AGREEMENT made this _________ day of __________, 1997, between CHUBB AMERICA FUND, INC., a corporation organized under the laws of Maryland (the "Fund"), and Jefferson-Pilot Investor Services, Inc. a North Carolina corporation, (the "Distributor");

                                  WITNESSETH:

     WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the "Investment Company Act") as an open-end management investment company;

     WHEREAS, it is in the interest of the Fund to offer its shares for sale continuously pursuant to a prospectus and statement of additional information, as now and hereafter amended or supplemented (the "Prospectus") which is currently effective under the Securities Act of 1933 (the "Securities Act"), to ChubbLife Insurance Company, Alexander Hamilton Life Insurance Company of America and Jefferson Pilot Life Insurance Company ("Jefferson Pilot") for allocation to their various separate accounts and to any other separate accounts of Jefferson Pilot or any of its affiliated insurance companies or to separate accounts of unaffiliated insurance companies that have entered into a Participation Agreement with the Fund (all eligible purchasers of such shares being referred to collectively as the "Purchasers"); and
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     WHEREAS, the Fund is comprised of separate portfolios, listed on the attached Schedule A, as it may be amended from time to time, each of which pursues its investment objectives through separate investment policies;

     WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission;

     WHEREAS, the Distributor is also the principal underwriter and distributor of variable life insurance policies and variable annuities issued by Jefferson Pilot and its affiliates and funded by various separate accounts; and

     WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the continuous offering to the Purchasers of shares of common stock, par value $.01 per share, of the Fund's Portfolios (the "Shares"), in order to promote the growth of the Fund and facilitate the distribution of the Shares.

     NOW, THEREFORE, the parties agree as follows:

     1.    Appointment of the Distributor.  The Fund hereby appoints the
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Distributor as the principal underwriter and distributor of the Fund to sell its
Shares to the Purchasers, and the Distributor hereby accepts such appointment. The Fund during the term of this Agreement shall sell its Shares to the Purchasers at net asset value for each Portfolio determined in the manner set forth in the Prospectus, and upon the terms and conditions



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set forth below. No commissions or other fee shall be charged or paid to any person or entity in connection with the sale of Fund Shares hereunder.

     2.   Exclusive Nature of Duties. The Distributor shall be the exclusive
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representative of the Fund to act as principal underwriter and distributor.

     3.   Sale and Redemption of Shares of the Fund.
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          (a)  Orders for the sale, redemption or repurchase of the Fund's
Shares shall be transmitted directly from the Purchasers to the Fund or its agent and payments for shares shall be transmitted by the Purchasers directly to the Fund's custodian.

          (b) The Fund shall have the right to suspend the redemption of Shares of any of its Portfolios pursuant to the conditions set forth in the Prospectus. The Fund shall also have the right to suspend the sale of Shares of any or all of its Portfolios at any time when it is authorized to suspend redemption of such Shares, or at any time when there shall have occurred an extraordinary event or circumstance which, in the reasonable judgement of the Fund, makes it impracticable or inadvisable to continue to sell any such shares.

          (c) The Fund will give the Distributor prompt notice of any such suspension and shall promptly furnish such other information in connection with the sale and redemption of Shares as the Distributor reasonably requests.
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       On behalf of the Distributor, if requested, the Fund, or its agent, in issuing Shares and processing redemptions and repurchase of Shares, shall maintain a record of the time when a proper and complete order for each such transaction was received by it and, to the extent legally required, confirm to all Fund shareholders all transactions in manner required by law, and shall keep records of confirmations and all other records in connection with the sale, redemption or repurchase of Fund shares required by, and subject to, all the terms and conditions of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934. All records required by this paragraph to be maintained by the Fund or its agent shall (i) be and remain the property of the Fund's Distributor and
(ii) be at all times subject to inspection by the Securities and Exchange Commission in accordance with Section 17(a) of said Act. The Fund shall have access to all records maintained hereunder and, upon reasonable request, copies shall be furnished to the Fund.

     4.  Duties of the Fund.
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         (a) The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Fund. The Fund shall subject to paragraph 7 below also make available to the Distributor such number of copies of its Prospectus as the Distributor shall reasonably request.





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               (b) The Fund shall take, from time to time, but subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized Shares in each Portfolio and to register Shares under the Securities Act of 1933 ("Securities Act"), to the end that there will be available for sale such number of Shares in each Portfolio as may reasonably be expected to be sold and issued.

               (c) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares of each of its Portfolios for sale under the securities laws of such states as the Distributor and the Fund may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification and with registration under the Securities Act.

               (d) The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund.

               (e) The Fund shall promptly notify the Distributor if the registration or qualification of any Fund shares under any state or Federal securities laws, or the Fund's registration under the Investment Company Act of 1940 (the "1940 Act"), is suspended or terminated, or if any governmental body or agency institutes proceedings to terminate the offer and sale of any Fund shares in any jurisdiction.
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     5.  Duties of the Distributor.  The Distributor shall be subject to the
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direction and control of the Fund in the sale of its shares and shall not be obligated to sell any specific number of Shares in any Portfolios. In offering or selling the Shares of the Fund, the Distributor shall in all respects duly conform with the requirements of all federal and state laws and regulations and the regulations of the National Association of Securities Dealers, Inc. (the "NASD"), relating to the offer and sale of such securities. Neither the Distributor nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in the registration statement with respect to the Fund's Shares which is effective under the Securities Act, including any amendment thereto, or related Prospectus and any advertising or sales literature authorized by responsible officers of Jefferson Pilot. The Distributor, directly or through the Fund, as its agent, shall cause any sales literature, advertising, or other similar materials to be filed and, if necessary, approved by the NASD, the Securities and Exchange Commission, or any other required securities regulatory body, as appropriate.

     6.  Independent Contractor.  The Distributor shall act as an independent
         ----------------------
contractor and nothing herein contained shall constitute the Distributor, its agents or representatives, or any employees thereof, as employees of the Fund in connection with the sale of Shares of the Fund. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents
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or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder. The Distributor will maintain at its own expense insurance against public liability in such an amount as the Fund and the Distributor may from time to time agree.

      7.   Payment of Expenses. The Distributor will, from its own resources,
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pay or cause to be paid all of the following Fund expenses and costs:

      (a) The distributing to new or prospective policyowners of the Fund's Prospectus and periodic reports, and the costs of printing copies of such documents for this purpose, except that, to the extent counsel for the Fund believes it to be legally permissible, the Distributor shall not be required to bear printing and distribution costs for the Prospectus for the accounts of existing beneficial owners of the Fund.

      (b) The preparation, printing and distribution of other sales literature, and

      (c) All other expenses which are primarily for the purpose of promoting sales of the Fund's Shares to new beneficial owners.

      Other than as aforesaid, the Distributor shall not be responsible for paying any expenses of the Fund.

      8.   Duration and Termination of This Agreement. This Agreement shall
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become effective as of the date first above written and shall remain in force continuously thereafter, but only so long as such continuance is
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specifically approved at least annually (as defined in the Investment Company
Act) by (a) the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, cast in person or by proxy, and
(b) a majority of those directors who are not parties to this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval.

        This Agreement may be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment by either party.

        The terms "vote of a majority of the outstanding voting securities" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

        9.  Governing Law.  This Agreement shall be construed in accordance with
            -------------
the laws of the Sate of New Hampshire and the applicable provisions of the 1940 Act and rules thereunder. To the extent the applicable law of the State of New Hampshire, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or rules thereunder, the latter shall control.

        10. Miscellaneous.  The Distributor shall not disclose or use any
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records or information obtained hereunder and, further, it shall keep confidential any information obtained pursuant to this relationship with the

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Fund set forth herein, and disclose such information only if the Fund has authorized such disclosure, or if such disclosure is expressly required by appropriate Federal or state regulatory authorities. The Distributor shall furnish state insurance regulatory authorities with any information or reports in connection with the services it provides to the Fund hereunder, which such authorities may request in order to ascertain whether the variable life insurance operations of any insurance company are being conducted in a manner consistent with applicable laws or regulations.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year above written in Concord, New Hampshire.


                                             CHUBB AMERICA FUND, INC.

Attest:

By:                                   By:
   -------------------------------       -----------------------------

Title:                                Title:
      ----------------------------          --------------------------

                                             JEFFERSON-PILOT INVESTOR
                                             SERVICES, INC.

Attest:

By:                                   By:
   -------------------------------       -----------------------------

Title:                                Title:
      ----------------------------          --------------------------